Exhibit 4.8

Privileged and Confidential

INDEMNIFICATION And Advancement AGREEMENT

This Indemnification and Advancement Agreement (“Agreement”) is made as of [    ] by and between Vertical Aerospace Ltd., a Cayman Islands exempted company (the “Company”), and [    ], a member of the board of directors of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement.

RECITALS

WHEREAS, the board of directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations and companies as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses and other amounts against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among corporations, companies and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations, companies or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The amended and restated memorandum and articles of association of the Company (as amended from time to time, the “Articles”) require indemnification of the officers and directors of the Company;

WHEREAS, the uncertainties relating to such insurance, to indemnification, and to advancement of expenses and other amounts may increase the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses and other amounts on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is in addition to the indemnification provisions of the Articles and any resolutions adopted pursuant thereto, and is not a substitute therefor, nor diminishes or abrogates any rights of Indemnitee thereunder; and

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WHEREAS, Indemnitee does not regard the protection available under the Articles and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer or director without adequate additional protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified and be advanced expenses and other amounts.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.Services to the Company; Incurrence of Expenses.

(a)Indemnitee agrees to serve as a director of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

(b)Indemnitee shall act in good faith in respect of incurring Expenses (as defined in Section 2(g)), and shall use commercially reasonable endeavors within his control to ensure Expenses are reasonably incurred and properly documented.

Section 2.Definitions. As used in this Agreement:

(a)“Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.

(b)A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:

i.Acquisition of Shares by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of shares of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding shares unless the change in relative beneficial ownership of the Company’s shares by any Person results solely from a reduction in the aggregate number of outstanding shares entitled to vote generally in the election of directors;

ii.Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

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iii.Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

iv.Liquidation. The approval by the shareholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

v.For purposes of this Section 2(b), the following terms have the following meanings:

1

“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

2

“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the shareholders of the Company approving a merger of the Company with another entity.

(c)“Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, fiduciary, or Agent of the Company or an Enterprise.

(d)“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e)“Enterprise” means any other corporation, company, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, or Agent.

(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(g)“Expenses” includes all attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs,

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printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes incurred by or imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including penalties, and all other disbursements or expenses of the types incurred directly or indirectly by Indemnitee in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(h)“Liabilities” means all obligations and liabilities (past, present, future, actual or contingent and in whatever capacity), whether derived from or under contract (including any misrepresentation, breach of duty, breaches or non-performance of contract), equity (including breach of duty), tort (including negligence, gross negligence and breach of duty), common law, statute (including breach of statutory duty and including civil or criminal breaches (including breaches or non-performance of contract), statute or in fact or in any other manner whatsoever under any applicable law in connection with any actions, proceedings (whether threatened or commenced, and including any threatened or commenced regulatory proceedings), Proceedings, demands (including in respect of tax), costs, interest or damages incurred or sustained at any time by the Indemnitee, as a direct or indirect result of any act or omission of the Indemnitee while appointed or purportedly appointed or acting or purporting to act (whether or not any Indemnitee ceases to be a director, contractor, officer, consultant, employee or purported director, consultant, contractor, officer or employee of the Company and whether or not there was any defect in such appointment) as director, consultant, contractor, officer or employee of the Company, or in connection with any steps that have been taken prior to or in preparation for the Indemnitee’s appointment or purported appointment to act in any of the aforementioned capacities.

(i)The term “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement is incurred for which indemnification, reimbursement, or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to or culminate in the institution of a Proceeding.

(j)The term “damages” includes any damages (including compensatory damages, expectation damages, criminal damages, consequential damages, general damages,

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pecuniary damages, non-pecuniary damages, liquidated damages, aggravated damages, nominal damages, restitutionary or disgorgement damages, punitive damages, speculative damages and/or statutory damages), awards, judgments, settlements or orders, of whatever nature and includes damages, awards, judgments, settlements or orders in contract (including misrepresentation, breach of duty and breach of contract), tort (including negligence, gross negligence and breach of duty), equity (including breach of duty), equitable compensation, statute (including civil and criminal statutes) and/or lack of power or authority or incorrect exercise of (or failure to exercise) the same or any right or remedy and any similar or analogous damages, awards or orders in any jurisdiction.

Section 3.Indemnity in Third-Party Proceedings. The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor against Indemnitee. Pursuant to this Section 3, the Company hereby irrevocably and unconditionally shall indemnify (and hold harmless and take all actions necessary to hold harmless) Indemnitee to the fullest extent permitted by applicable law against all Expenses, damages, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, damages, judgments, fines and amounts paid in settlement) incurred directly or indirectly by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed did not constitute fraud or in respect of which Indemnitee had taken legal advice and acted or omitted to act in a manner consistent with such legal advice.

Section 4.Indemnity in Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor against Indemnitee. Pursuant to this Section 4, the Company hereby irrevocably and unconditionally shall indemnify (and hold harmless and take all actions necessary to hold harmless) Indemnitee to the fullest extent permitted by applicable law against all Expenses incurred directly or indirectly by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein to the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses incurred directly or indirectly by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter. Where Indemnitee is wholly or partially unsuccessful, the Company shall indemnify Indemnitee against all Expenses incurred directly or indirectly by Indemnitee or on Indemnitee’s behalf in connection with or related to each unsuccessfully resolved claim, issue or matter to the fullest extent permitted by law, (i), if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed did not constitute fraud or in respect of which Indemnitee had taken legal advice and acted or omitted to act in a manner consistent with such legal advice and/or (b) in any Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, if the court in which the Proceeding was brought determines upon application by

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Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5.[Intentionally left blank].

Section 6.Indemnification For Expenses of a Witness. To the fullest extent permitted by applicable law, the Company hereby irrevocably and unconditionally shall indemnify (and hold harmless and take all actions necessary to hold harmless) Indemnitee against all Expenses incurred directly or indirectly by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent, interviewee, or otherwise asked to participate.

Section 7.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8.Additional Indemnification. Notwithstanding any limitation in Section 3, Section 4 or Section 5, the Company hereby irrevocably and unconditionally shall indemnify (and hold harmless and take all actions necessary to hold harmless) Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) of any nature whatsoever or against any Liabilities that the Indemnitee may incur directly or indirectly.

Section 9.Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to make any indemnification payment to Indemnitee in connection with any Proceeding:

(a)for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 16(b) and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision.  However, the Indemnitee shall not be required to claim under insurance policy before making a claim under this Agreement; or

(b)for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the

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compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act, provided in each case that the same is in effect and the Company has procured and paid for legal advice for the Indemnitee to explain the same to the Indemnitee.

(c)initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of such Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, (ii) the Board authorized the Proceeding (or any part of such Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Section 10.Advances of Expenses.

(a)The Company will advance, to the extent not prohibited by law, the Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement incurred directly or indirectly by Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding (or any part of any Proceeding) initiated by Indemnitee if (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement from the Company or Enterprise or (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. The Company will advance the Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.

(b)Advances will be unsecured and interest free. Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.

Section 11.Procedure for Notification of Claim for Indemnification or Advancement.

(a)Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will

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not constitute a waiver by Indemnitee of any rights under this Agreement. The chief legal officer of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.

(b)The Company will be entitled to participate in the Proceeding at its own expense.

Section 12.Procedure Upon Application for Indemnification.

(a)The Company will make payment to Indemnitee within thirty (30) days after presentation of an invoice for Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement which are payable under the terms of Sections 3 to 9. .

Section 13. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)The indemnification and advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles, any agreement, a vote of shareholders or a resolution of directors, or otherwise. The indemnification and advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Cayman law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement than would be afforded currently under the Articles, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

(b)The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated. The relationship between the Company and such other Persons, other than an Enterprise, with respect to the Indemnitee’s rights to indemnification, advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement and insurance is described by this subsection, subject to the provisions of subsection (d) of this Section 16 with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.

i.The Company hereby acknowledges and agrees:

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1)the Company is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement made pursuant to this Agreement concerning any Proceeding;

2) the Company is primarily liable for all indemnification and indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement obligations for any Proceeding, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise;

3)any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee and/or advance Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement to Indemnitee in respect of any proceeding are secondary to the obligations of the Company’s obligations;

4)the Company will indemnify Indemnitee and advance Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or insurer of any such Person; and

ii.the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

iii.In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement to any other Person with whom or which Indemnitee may be associated.

iv.Any indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement provided by any other Person with whom or which Indemnitee may be associated is specifically in excess over the Company’s obligation to indemnify and advance Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.

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(c)To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.

(d)The Company’s obligation to indemnify or advance Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise.

(e)In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 14.Duration of Agreement. This Agreement continues until and terminates upon the later of (a) twelve years after the date that the Indemnitee ceases to be a director; (b) two years after the expiry of any applicable limitation period in connection with a Proceeding; and (c) two years after the final termination of any applicable Proceeding and any applicable appeal period in respect thereof then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement. The indemnification and advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement rights provided by or granted pursuant to this Agreement are binding upon and enforceable by the parties hereto and their respective successors and assigns

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(including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise, and inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 15.Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 16.Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement in excess of that expressly provided, without limitation, by the Articles, vote of the Company shareholders or Disinterested Directors, or applicable law.

Section 17.Entire Agreement.

(a)The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

(b)This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is in addition to the indemnification provisions of the Articles and in furtherance of the Articles and applicable law, and is not a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 18.Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.

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Section 19.Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 20.Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by electronic mail, with receipt of oral confirmation that such communication has been received:

(a)If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.

(b)If to the Company to:

Vertical Aerospace Ltd.
Camwal Court - Unit 1

Chapel Street

Bristol BS2 OUW

United Kingdom

Attn:Sanjay Verma
E-mail: legal@vertical-aerospace.com

or to any other address as may have been furnished to Indemnitee by the Company.

Section 21.Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, Liabilities, damages, judgments, fines and amounts paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 22.Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the Cayman Islands, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Agreement may be brought only in the Courts of England and Wales [Note to Draft - For US based directors only:or in the Delaware Court of Chancery] and not in any other state or federal court in the United States of America or any court in any other

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country, (ii) consent to submit to the jurisdiction of the Courts of England and Wales [Note to Draft - For US based directors only: or the Delaware Court] for purposes of any action or Proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Courts of England and Wales [Note to Draft - For US based directors only: or in the Delaware Court], and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the Courts of England and Wales [Note to Draft - For US based directors only: or in the Delaware Court] has been brought in an improper or inconvenient forum.

Section 23.Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 24.Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.

Section 25.Waiver of claims by the Company against the Indemnitee. Notwithstanding any provision of this Agreement to the contrary:

(a)the Company hereby waives to the fullest extent permitted by law any claim (including, without limitation, in respect of anything that Indemnitee is entitled to be indemnified for hereunder), Proceeding or right of action or remedy that it may at any time have against Indemnitee on account of any action taken by the Indemnitee or the failure of Indemnitee to take any action in the performance of his duties with or for the Company, provided, however, that such waiver shall not apply to any claims or rights of action arising out of (i) of a breach by the Indemnitee of his fiduciary duties to the Company, or (ii) the fraud of Indemnitee, save where Indemnitee acted in good faith and in a manner Indemnitee reasonably believed did not constitute fraud or in respect of which Indemnitee had taken legal advice and acted or omitted to act in a manner consistent with such legal advice;

(b)the Indemnitee shall be entitled to all of the protections and benefits afforded to him hereunder notwithstanding any defect in his appointment as a director of the Company, provided that Indemnitee reasonably believed that he had been appointed as a director of the Company;

(c)the Indemnitee shall not be liable to the Company for the acts, defaults or omissions of any other director, officer or employee of the Company or any other indemnitee; and

(d)the Company hereby waives any rights or remedies that it may have to argue to the contrary in any court, tribunal or similar of competent jurisdiction.

The Company shall hold on trust for the benefit of the Indemnitee any assets of any description that it may receive from the Indemnitee in breach of this Section 25 and shall promptly pay or give to the Indemnitee any such assets. If such assets are not capable of being held on trust pending such payment or giving, the Company shall owe the Indemnitee a debt equal to the value of such assets and shall indemnify on demand the Indemnitee against all Liabilities that it may directly or

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indirectly incur as a result of such non-compliance or such asset not being paid or given to the Indemnitee.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY

VERTICAL AEROSPACE LTD.

By:
Name:
Title:	Chair of the Board of Directors

INDEMNITEE

By:
Name:
Notice Address:

[Signature page to Indemnification and Advancement Agreement]